Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #91 dated September 10th, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date:	September 7, 2004
Issue Price:	100%


Original Issue Date:	September 10, 2004
Principal Amount:	$1,059,000


Maturity Date:	August 16, 2010


Interest Rate: 4.00%


Interest Payment Dates: 2/15/05 & Semi-annually thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.00%


Proceeds Before expenses: 99.00% ($1,048,410.00)


Survivor's Option: Yes


Redemption or Repayment:At Maturity


Redemption/Repayment Terms: Not Applicable


Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MDY3


Original Issue Discount:No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161

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